NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 25, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 11, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between ETF Series Solutions - Nationwide Nasdaq-100 Risk-Managed Income ETF and NEOS Nasdaq-100 Hedged Equity Income ETF, a series of NEOS ETF Trust became effective on November 11, 2024. Each Nationwide Nasdaq-100 Risk-Managed Income ETF held was converted into a number of shares of NEOS Nasdaq-100 Hedged Equity Income ETF, a series of NEOS ETF Trust, equivalent to the value of the Target Fund shares as of the closing date of the Reorganization, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 11, 2024.